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                                                                     Exhibit 3.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                               GENERAL MAGIC, INC.

        General Magic, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held adopted resolutions
(i) authorizing a series of the Company's previously authorized preferred stock, par value $.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Two Thousand (2,000) shares of Series D Convertible Preferred Stock of the Company, as follows:

               RESOLVED, that the Company is authorized to issue 2,000 shares of Series D Convertible Preferred Stock (the "PREFERRED SHARES"), par value $.001 per share, which shall have the following powers, designations, preferences and other special rights:

        (1) Dividends. The Preferred Shares shall bear dividends ("DIVIDENDS") at a rate of 5.0% of the Stated Value (as defined below) per annum, which shall be cumulative and accrue daily from the Issuance Date (as defined below). Dividends shall be payable in cash on the last day of each Calendar Quarter (as defined below) beginning on the last day of the Calender Quarter on June 30, 1999 (each a "DIVIDEND DATE"), provided that the Company provides written notice ("DIVIDEND ELECTION NOTICE") to each holder of Preferred Shares at least 30 calendar days prior to the Dividend Date. If the Company timely gives a Dividend Election Notice, then all accrued and unpaid Dividends shall be payable on the applicable Dividend Date. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends which are not paid on a Dividend Date shall be payable upon the earlier of conversion or redemption by the inclusion thereof in the Additional Amount (as defined below). Any accrued and unpaid dividends with respect to which a Dividend Election Notice was given and which are not paid within five (5) Business Days of such accrued and unpaid Dividends' Dividend Date shall bear interest at the rate of 1.5% per month (pro rated for partial months) from such Dividend Date until the same is paid (the "DEFAULT INTEREST").
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        (2) Holder's Conversion of Preferred Shares. A holder of Preferred
Shares shall have the right, at such holder's option, to convert the Preferred Shares into shares of the Company's common stock, par value $.001 per share, including any related purchase rights (the "COMMON STOCK"), on the following terms and conditions:

               (a) Conversion Right. Subject to the provisions of Section 2(j), at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest number of whole shares in accordance with Section 2(h)) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For the purposes of this Section 2(a), in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Company shall within one (1) Business Day confirm orally and in writing to any such holder the number of shares of Common Stock outstanding as of the date of such request. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

               (b) Conversion Rate and Other Definitions. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Sections (2)(a) and 2(g) and Section 5 shall be determined according to the following formula (the "CONVERSION RATE"):

                         Conversion Amount [divided by]
                                Conversion Price

        For purposes of this Certificate of Designations, the following terms shall have the following meanings:

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                      (i)  "CALENDAR  QUARTER" means each of the period
beginning on and including January 1 and ending on and including March 31, the period beginning on and including April 1 and ending on and including June 30, the period beginning on and including July 1 and ending on and including September 30, and the period beginning on and including October 1 and ending on and including December 31;

                      (ii) "CONVERSION PRICE" means, (A) as of any Conversion Date (as defined below) or other date of determination (other than the Maturity Date (as defined in Section 2(g)), the Fixed Conversion Price, subject to adjustment as provided herein (including, without limitation, pursuant to Section 2(c)) and (B) on the Maturity Date, the Closing Bid Price as of such date;

                      (iii) "FIXED CONVERSION PRICE" means the product of (A) the Conversion Percentage and (B) (I) on any Conversion Date prior to the date immediately following the ten (10) consecutive trading days immediately following the Fixed Conversion Price Trigger Date (the "ADJUSTMENT DATE"), 120% of the Closing Bid Price of the Common Stock on the Issuance Date and (II) on any Conversion Date on or after the Adjustment Date, 110% of the average of the Closing Bid Prices of the Common Stock on the ten (10) consecutive trading days immediately following the Fixed Conversion Price Trigger Date, subject in each case to adjustment as provided herein (including, without limitation, pursuant to Section 2(c));

                      (iv) "CONVERSION PERCENTAGE" means 100%, subject to adjustment as provided herein;

                      (v) "CONVERSION AMOUNT" means the sum of (A) the Additional Amount and (B) $10,000;

                      (vi) "ADDITIONAL AMOUNT" means, on a per share basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the result of the following formula: (.050)(N/365)($10,000);

                      (vii) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on The Nasdaq National Market as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if The Nasdaq National Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding Preferred Shares (including for purposes of this determination any


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Preferred Shares with respect to which the Closing Bid Price is being determined). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(f)(iii). All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during any period for which the Closing Bid Price is being determined.

                      (viii) "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, has been paid by the Company on the applicable Preferred Share through and including the Conversion Date or the Maturity Date for the Preferred Shares for which conversion and/or redemption is being elected, as the case may be;

                      (ix) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the Preferred Shares;

                      (x) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed;

                      (xi) "FIXED CONVERSION PRICE TRIGGER DATE" means the earlier of (A) the date which is 90 days after the Issuance Date and (B) if, and only if, the Company so elects, either the date which is 30 days after the Issuance Date or the date which is 60 days after the Issuance Date, provided that the Company delivers written notice to each holder of Preferred Shares of its election at least one day prior to such date which the Company has elected;

                      (xii) "RESET DATE" means, each of (A) December 31, 1999,
(B) June 30, 2000, and (C) during the period beginning on the Issuance Date and ending on the Maturity Date, each of the last day of September and the last day of March.

                      (xiii) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares;

                      (xiv)  "STATED VALUE" means $10,000;

                      (xv) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares;

                      (xvi) "CONVERSION SHARES" means shares of Common Stock issuable upon conversion of Preferred Shares and any shares of Common Stock issuable as payment of Dividends or Registration Delay Payments (as defined in the Registration Rights Agreement).

               (c) Adjustment to Fixed Conversion Price -- Market Price of Common Stock. In addition to any other adjustment to the Fixed Conversion Price provided for in this Certificate of Designations, in the event that 110% of the average of the Closing Bid Prices of the Common Stock on the ten (10) consecutive trading days immediately following a Reset Date (a "PRICING


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PERIOD") is less than the Fixed Conversion Price in effect immediately prior to such 10th trading day following such Reset Date, then after such 10th trading day following such Reset Date the Fixed Conversion Price shall be equal to 110% of the average of the Closing Bid Prices of the Common Stock on each trading day during such Pricing Period; subject to further adjustment as provided in this
Section 2(c) and elsewhere in this Certificate of Designations.

               (d) Adjustment to Conversion Price -- Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

                      (i) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than the Conversion Shares, the Warrant Shares (as defined in the Securities Purchase Agreement), the Discretionary Shares (as defined below) and shares of Common Stock deemed to have been issued by the Company in connection with (1) an Approved Stock Plan (as defined below) or (2) options, warrants or convertible securities outstanding as of the Issuance Date, except to the extent that the terms of such instruments are amended or changed on or after the Issuance Date, for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale, the Fixed Conversion Price, if any, then in effect shall be reduced to an amount (A) in the event such issue or sale occurs on or prior to the date (the "RATCHET DATE") which is the earlier of
(I) the date on which an aggregate of at least 1,200 Preferred Shares have been converted pursuant to Section 2 and (II) the date which is one year after the date the Registration Statement (as defined in the Securities Purchase Agreement) is declared effective by the SEC, then equal to the consideration per share which the Company issued or sold, or was deemed to have issued or sold, for one share of Common Stock pursuant to such issuance or sale or (B) in the event such issue or sale occurs after the Ratchet Date, then equal to the product of (x) the Fixed Conversion Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, and (II) the consideration, if any, received by the Company upon such issue or sale, by
(2) the product of (I) the Applicable Price and (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(d)(i), the following shall be applicable:

                                    (A) Issuance of Options. If on or after the
        Issuance Date the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock (other than pursuant to an Approved Stock Plan or upon conversion of the Preferred Shares) or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Applicable Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such


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        Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this Section 2(d)(i)(A), the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (I) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities. Upon the expiration of any such Options which shall not have been exercised, the Fixed Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if: (i) in the case Options for Common Stock, the only shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, and (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                                    (B) Issuance of Convertible Securities. If
        on or after the Issuance Date the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange of such Convertible Securities is less than the Applicable Price, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this Section 2(d)(i)(B), the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (I) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon


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        conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 2(d)(i), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale. Upon the expiration of any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Fixed Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange.

                                    (C) Change in Option Price or Rate of
        Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be readjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                                    (D) Certain Definitions. For purposes of
        determining the adjusted Conversion Price under this Section 2(d)(i), the following terms have the meanings set forth below:

                                            (I) "APPROVED STOCK PLAN" shall mean
        any contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which (a) the Company's securities may be issued to any employee, officer, director, consultant or other service provider, or (b) Purchase Rights (as defined below) are or may be issued.


                                            (II) "DISCRETIONARY SHARES" means
         shares of Common Stock (A) which have been issued or sold, or deemed to have been issued or sold, by the Company (i) in connection with a merger or consolidation, (ii) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital) or (iii) in connection with the acquisition of a business, product, license or other assets by the Company, for a consideration per share (based on the Closing Bid Price of such Common Stock on the date of the issuance or sale, or deemed issuance or sale) less than the Applicable Price (as defined above) ("ACQUISITION SHARES") and (B) the issuance or sale, or deemed issuance or sale, of which was not in violation of the applicable Discretionary Share Cap (as defined below). For the purposes hereof, "DISCRETIONARY SHARE CAP" shall mean that amount with respect to a Discretionary Share Measurement Period (as defined below)


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        as calculated from time to time as of the date ("MEASUREMENT DATE") of a given issuance or sale, or deemed issuance or sale, of Acquisition
        Shares which is equal to (A) the product of (x) the number of shares of Common Stock actually outstanding on the last day of the Discretionary Share Measurement Period, multiplied by the Closing Bid Price of the Common Stock on the Measurement Date and (y) .05, less (B) the number of Acquisition Shares issued or sold, or deemed to have been issued or sold, by the Company during the Discretionary Share Measurement Period, multiplied by the Closing Bid Price of the Common Stock on each applicable Measurement Date with respect to such Acquisition Shares. A given issuance or sale, or deemed issuance or sale, of Acquisition
        Shares shall be deemed to violate the Discretionary Share Cap if the product of (x) the number of such Acquisition Shares, multiplied by (y) the Closing Bid Price of the Common Stock on the Measurement Date exceeds the Discretionary Share Cap. The "DISCRETIONARY SHARE
        MEASUREMENT PERIOD" shall mean with respect to a given issuance or sale, or deemed issuance or sale, of Acquisition Shares, that 364-day period ending on and including the date immediately prior to the date of the issuance or sale, or deemed issuance or sale, of such Acquisition
        Shares.

                                            (III) "COMMON STOCK DEEMED
        OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(d)(i)(A) and 2(d)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time.

                                    (E) Effect on Fixed Conversion Price of
        Certain Events. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(d)(i), the following shall be applicable:

                                            (I) Calculation of Consideration
        Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Company therefor, before deduction of commissions, underwriting discounts or allowances or placement agent or finder fees (but only to the extent that such commissions, discounts, allowances and fees do not exceed, in the aggregate, 6% of the gross proceeds to the Company) and other reasonable expenses paid or incurred by the Company in connection with such issuance or sale, provided that any amounts paid to the purchasers of such Common Stock, Options or Convertible Securities or to any affiliates of such purchasers in connection with such issuance or sale shall be deducted from the amount of consideration received by the Company. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the average of the Closing Bid Prices of such securities for the five consecutive trading days immediately preceding the date of receipt. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Preferred Shares then

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        outstanding. If such parties are unable to reach agreement within ten
        (10) days after the occurrence of an event requiring valuation (the "VALUATION Event"), the fair value of such consideration will be determined within five (5) Business Days of the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company. The determination of such appraiser shall be binding upon all parties absent manifest error.

                                        (II) Integrated Transactions. In case
        any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01.

                                        (III) Treasury Shares. The number of
        shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                                        (IV) Record Date. If the Company takes a
        record of the holders of Common Stock for the purpose of entitling them
        (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                        (ii) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                        (iii) Holder's Right of Alternative Floating Conversion Price Following Issuance of Convertible Securities. If on or after the Issuance Date the Company in any manner issues or sells Convertible Securities (other than the Preferred Shares) that are convertible into or exchangeable for Common Stock at a price which may vary (including by way of periodic adjustments to a fixed conversion price) with the market price of the Common Stock (the formulation for such variable price being herein referred to as, the "VARIABLE PRICE") and such Variable Price is not calculated using the same formula used to calculate any adjustment to the Fixed Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred

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Shares ("VARIABLE NOTICE") on the date of issuance of such Convertible
Securities. From and after the date the Company issues any such Convertible Securities with a Variable Price, a holder of Preferred Shares shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of any Preferred Shares by designating in the Conversion Notice delivered upon conversion of such Preferred Shares that solely for purposes of such conversion the holder is relying on the Variable Price rather than the Conversion Price then in effect. A holder's election to rely on a Variable Price for a particular conversion of Preferred Shares shall not obligate the holder to rely on a Variable Price for any future conversions of Preferred Shares.

                        (iv) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder's Preferred Shares, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares had such Organic Change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 2(d) and Section 2(e) will thereafter be applicable to the Preferred Shares. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding), the obligation to deliver to each holder of Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                        (v) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2(d) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(d).

                      (vi) Notices.

                                (A) Immediately upon any adjustment of the
                Conversion Price, the Company will give written notice thereof to each holder of the Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                (B) The Company will give written notice to each
                holder of the Preferred Shares at least ten (10) days prior to the date on which the Company closes its books or takes a record
                (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation and in no event shall such notice be provided to such holder prior to such information being made known to the public.


                                (C) The Company will also give written notice to
                each holder of the Preferred Shares at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

               (e) Purchase Rights. In addition to any adjustments of the Conversion Price pursuant to Section 2(d), if at any time after the Issuance Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

               (f) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4:

                        (i) Holder's Delivery Requirements. To convert Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier, for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificate(s) representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATE(S)") and the originally executed Conversion Notice.

                        (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall as soon as practicable, but in any event not later than the next Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificate(s) to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, subject to Section 2(f)(iii) below, on the next Business Day following the date of receipt of such Preferred Stock Certificate(s), (I) issue and surrender to a common carrier for overnight delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company or Transfer Agent, as the case may be, shall, subject to Section 2(f)(iii) below, as soon as practicable and in no event later than two (2) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                        (iii) Dispute Resolution. In the case of a dispute as to the determination of the fair market value of the Common Stock (pursuant to Section 2(b)(vii)) or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the fair market value of the Common Stock (pursuant to Section 2(b)(vii)) or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the fair market value of the Common Stock to an independent, reputable investment bank, or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                        (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                        (v) Company's Failure to Timely Convert. If within five
(5) Business Days after the Company's or the Transfer Agent's receipt of the Preferred Stock Certificate(s) to be converted and the Conversion Notice the Company shall fail (I) to issue a certificate for the number of shares of Common Stock to which a holder is entitled or to credit the holder's balance account with The Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon such holder's conversion of the Preferred Shares, pursuant to Section 2(f)(ii), or (II) to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled, pursuant to Section 2(f)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each date after such fifth (5th) Business Day that such conversion or delivery of such Preferred Stock Certificates, as the case may be, is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 2(f)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 2(f)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 2(f)(ii); and (B) the average of the Closing Bid Prices of the Common Stock for the three (3) consecutive trading days immediately preceding the last possible date which the Company could have issued such Common Stock and the Preferred Stock Certificate, as the case may be, to such holder without violating Section 2(f)(ii).

               (g) Mandatory Conversion or Redemption at Maturity. If any Preferred Shares remain outstanding on the Maturity Date (as defined below), then all such Preferred Shares, at the Company's option, either (i) shall be converted as of such date in accordance with this Section 2 as if the holders of such Preferred Shares had given the Conversion Notice on the Maturity Date (a "MATURITY DATE MANDATORY CONVERSION") or (ii) shall be redeemed as of such date for an amount in cash per Preferred Share (the "MATURITY DATE REDEMPTION PRICE") equal to the product of (A) the Conversion Rate on the Maturity Date and (B) the Closing Bid Price of the Common Stock on the date immediately preceding the Maturity Date (a "MATURITY DATE MANDATORY REDEMPTION"); provided, however, that if the Company has elected a Maturity Date Mandatory Conversion and a Triggering Event (other than a Triggering Event resulting from Section 3(d)(vii) due to the Company' breach of a representation) has occurred and is continuing on the Maturity Date, then the Company shall, within five (5) Business Days following the Maturity Date (unless otherwise notified in writing by the holder of its request to have the Preferred Shares converted into Common Stock), pay to each holder of Preferred Shares then outstanding, in immediately available funds, an amount equal to the Maturity Date Redemption Price. The Company shall be deemed to have elected a Maturity Date Mandatory Conversion unless it delivers written notice to each holder of Preferred Shares at least fifteen (15) Business Days prior to the Maturity Date of its election to effect a Maturity Date Mandatory Redemption. If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Preferred Shares outstanding on the Maturity Date, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. All holders of Preferred Shares shall thereupon surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent, provided that the Company has complied with its obligations under this Section 2(g). Notwithstanding the foregoing, if on the Maturity Date the Common Stock is not designated for quotation on The Nasdaq National Market or listed on The American Stock Exchange, Inc. or The New York Stock Exchange, Inc. then the Company shall be deemed to have elected a

Maturity Date Mandatory Redemption, then the Maturity Date shall be extended until the Common Stock is so designated or listed. "MATURITY DATE" means the date which is three (3) years after the Issuance Date, subject to extension pursuant to Section 3(f) of the Registration Rights Agreement, which extension shall be equal to one and one-half (1 1/2) days for each number of days in excess of the Allowable Grace Period (as defined in Section 3(f) of the Registration Rights Agreement).

               (h) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock down to the nearest whole share.

               (i) Taxes. The Company shall pay any and all taxes which may be imposed upon it other than income and franchise taxes of the holder of Preferred Shares, with respect to the issuance and delivery of shares of Common Stock upon the conversion of the Preferred Shares.

               (j) Conversion Restrictions. The right of a holder of Preferred Shares to convert Preferred Shares pursuant to this Section 2 shall be limited as set forth below. Without the prior consent of the Company, a holder of Preferred Shares shall not be entitled to convert any Preferred Shares prior to the earlier of (i) the Adjustment Date (as defined in Section 2(b)(iii)) or (ii) the first date on which there shall have occurred an event constituting a Major Transaction (as defined in Section 3(c)) or the announcement of a pending or proposed Major Transaction.

        (3) Redemption at Option of Holders.

               (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 125% of the Liquidation Value (as defined in Section 11); and (ii) the product of (A) the Conversion Rate at such time, and (B) the Closing Bid Price on the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made (X) after 12:00 p.m. Eastern Time, on such date or (Y) on a date on which the exchange or market on which the Common Stock is traded is closed (the "MAJOR TRANSACTION REDEMPTION PRICE"). Notwithstanding anything to the contrary contained herein, none of the holders of Preferred Shares shall have the right to require the Company to redeem any Preferred Shares with respect to any particular Major Transaction if: (i) the Company shall have delivered a Notice of Redemption of Company's Election (as defined below), with respect to such Major Transaction; and (ii) the Company has satisfied the Conditions to Redemption at the Company's Election, with respect to such Major Transaction.

               (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to (I) in the case of a Triggering Event under subparagraphs (i), (ii), (iii), (iv) or (v) of Section 3(d), the greater of (i) 130% of the Liquidation Value; and (ii) the product of (A) the Conversion Rate on the date of such holder's delivery of a Notice of Redemption at Option of Holder Upon Triggering Event (as defined in Section 3(f)), and (B) the greater of (x) the Closing Bid Price on the trading day immediately preceding such Triggering Event or (y) the Closing Bid Price on the date of the holder's delivery to the Company of a Notice of Redemption at Option of Buyer Upon Triggering Event (as defined below) or, if such date of delivery is not a trading day, the next date on which the exchange or market on which the Common Stock is traded is open, or (II) in the case of a Triggering Event under subparagraphs (vi) or (vii) of Section 3(d), 130% of the Liquidation Value (collectively, the "TRIGGERING EVENT REDEMPTION PRICE" and, collectively with the Major Transaction Redemption Price, the "REDEMPTION PRICE").

               (c) "Major Transaction". Subject to the Excluded Redemption Events (as defined below) pursuant to Section 3(h), a "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                        (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company) (a "CHANGE OF CONTROL TRANSACTION");

                        (ii) the sale or transfer of all or substantially all of the Company's assets; or

                      (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock.

               (d) "Triggering Event". Subject to the Excluded Redemption Events (as defined below) pursuant to Section 3(h), a "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                        (i) the failure of the Registration Statement to be filed by the Company pursuant to the Registration Rights Agreement on or before the date which is 30 days after the Issuance Date or the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 180 days after the Issuance Date;

                      (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration

Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable (other than on days during an Allowable Grace Period (as defined in Section 3(f) of the Registration Rights Agreement)) to the holder of the Preferred Shares for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of at least five (5) consecutive days (other than on any days during any Allowable Grace Period) or for an aggregate of at least 10 days (other than on any days during any Allowable Grace Period);

                      (iii) suspension from listing or delisting of the Common Stock from The Nasdaq National Market, The American Stock Exchange, Inc. or The New York Stock Exchange, Inc. for a period of 15 consecutive days or for an aggregate of at least 45 days in any 365-day period;

                      (iv) the Company's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below (other than clause (y) of Section 4(a)), or, subject to Section 2(f)(iii), the Company's failure to deliver Conversion Shares within five (5) days of the Conversion Date;

                      (v) the Company shall have failed to make any Excluded Redemption Event Daily Payment (as defined below) in a timely manner in accordance with Section 3(i) or the Company shall have failed to give an Excluded Redemption Option Election Notice (as defined below) within one (1) day of receipt of the Holders' Excluded Redemption Event Notice (as defined below);

                      (vi) on or before the Stockholder Meeting Deadline (as defined in Section 4(l) of the Securities Purchase Agreement), the Company fails to obtain the shareholder approval described in Section 4(l) of the Securities Purchase Agreement; or

                      (vii) any representation or warranty by the Company contained in the Securities Purchase Agreement was not true and correct at the time made (including the Issuance Date) or the Company breaches any covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations, the Irrevocable Transfer Agent Instructions (as defined in the Securities Purchase Agreement), or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except (i) to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement), (ii) in the case of a breach of a covenant which is curable, such breach continues for a period of less than ten days, and (iii) any breach regarding any action or inaction described in Section 3(d)(i)-(vi) above.

               (e) Mechanics of Redemption at Option of Buyer Upon Major Transaction. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF MAJOR TRANSACTION") to each holder of Preferred Shares. At any time after receipt of a Notice of Major Transaction (or, in the event a

Notice of Major Transaction is not delivered at least 10 days prior to a Major Transaction, at any time on or after the date which is 10 days prior to a Major Transaction), any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares, which redemption shall be effective concurrent with the consummation of the Major Transaction, then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a).

               (f) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 3(b).

               (g) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event or a Notice(s) of Redemption at Option of Holder Upon Major Transaction from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Holder Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Company or its Transfer Agent such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Triggering Event Redemption Price, in the case of a redemption pursuant to Section 3(f), to such holder within five (5) Business Days after the Company's receipt of a Notice of Redemption at Option of Holder Upon Triggering Event and, in the case of a redemption pursuant to Section 3(e), the Company shall deliver the applicable Major Transaction Redemption Price concurrent with the consummation of the Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company; and provided further that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares submitted for redemption, in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month (pro rated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder of Preferred Shares submitted for redemption, such holder shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the Preferred Shares that were submitted for redemption by such holder(s) under this Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Event or the Notice(s) of Redemption at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Shares submitted to the Company by each holder for redemption under this Section 3(g) and for which the applicable Redemption Price has not been paid and (iii) if the redemption was caused by a Triggering Event involving the Company's inability to issue Conversion Shares because of the Exchange Cap (as defined in Section 14), the holders of at least two-thirds of the Preferred Shares then outstanding, including Preferred Shares submitted for redemption pursuant to this Section 3 with respect to which the applicable Redemption Price has not been paid, may direct the Company to immediately delist the Common Stock from the exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded in the electronic bulletin board or the "pink sheets." Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(f)(iii) above with the term "Closing Bid Price" being substituted for the term "fair market value" and the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments (other than payments of the Redemption Price with respect to such redemption) which have accrued prior to the date of such notice. Payments provided for in this Section 3 shall have priority to payments to other stockholders in connection with a Major Transaction.

               (h) Events Excluded from Redemption Provisions. Notwithstanding anything to the contrary set forth in Section 3 or Section 4(a), the following events shall be excluded from the definitions of Major Transaction and Triggering Event (individually, an "EXCLUDED REDEMPTION EVENT" and, collectively, the "EXCLUDED REDEMPTION EVENTS"):

                        (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 180 days after the Issuance Date, provided that the Company has used its reasonable best efforts to have such Registration Statement declared effective by the SEC;

                        (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable (other than on days during an Allowable Grace Period) to the holder of the Preferred Shares for sale of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of at least five (5) consecutive days (other than on any days during any Allowable Grace Period) or for an aggregate of at least 10 days (other than on any days during any Allowable Grace Period, provided that the Company has used its best efforts to maintain the effectiveness of such Registration Statement and has not taken voluntary action or voluntarily failed to take any action which has directly or indirectly caused the Registration Statement to lapse or become unavailable for the sale of all the Registrable Securities pursuant to the terms of the Registration Rights Agreement;

                      (iii) suspension from listing or delisting of the Common Stock from The Nasdaq National Market, The American Stock Exchange, Inc., or The New York Stock Exchange, Inc. for a period of 15 consecutive days or for an aggregate of at least 45 days in any 365-day period, provided that the Company
(A) has used its reasonable best efforts to maintain the listing of the Common Stock on such exchange and has not taken any voluntary action or has voluntarily failed to take any action which the Company knew or should have known would result in the delisting of the Common Stock or the suspension of the Common Stock from trading or (B) has voluntarily delisted or suspended trading of the Common Stock because either (I) the holders of the Preferred Shares have exercised their rights under Section 4(e) to have the Common Stock delisted or
(II) the Company is not permitted to issue shares of Common Stock to a holder of Preferred Shares upon conversion of such Preferred Shares due to the Exchange Cap and the Company delists the Common Stock so that the Exchange Cap limitations no longer apply;

                      (iv) the failure to obtain the shareholder approval described in Section 4(1) of the Securities Purchase Agreement, provided that the Company has complied with its obligations set forth in Section 4(l) of the Securities Purchase Agreement; and

                      (v) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock which is not approved or recommended by the Company's Board of Directors.

As soon as practicable but in no event later than one (1) day after the occurrence of an Excluded Redemption Event, the Company shall deliver written notice thereof via facsimile and overnight courier (a "COMPANY'S EXCLUDED REDEMPTION EVENT NOTICE") to each holder of Preferred Shares. At any time during the period beginning after the earlier of the holders' receipt of a Company's Excluded Redemption Event Notice and such holders becoming aware of an Excluded Redemption Event and ending on the date which is thirty (30) days after the holders' receipt of a Company's Excluded Redemption Event Notice, the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding may require the Company to satisfy its obligations under Section 3(i) by delivering written notice thereof via facsimile and overnight courier (a "HOLDERS' EXCLUDED REDEMPTION EVENT NOTICE") to the Company, which notice shall specify the option which such holders have elected pursuant to and in accordance with Section 3(i), if applicable. The Company shall within one (1) day of its receipt of the Holders' Excluded Redemption Event Notice provide each holder with written notice via facsimile and overnight courier (a "EXCLUDED REDEMPTION OPTION ELECTION NOTICE") which notice shall specify the option which the Company has elected to exercise pursuant to and in accordance with Section 3(i).

            (i) Rights of the Holders of the Preferred Shares upon the Occurrence of an Excluded Redemption Event. In addition to any other remedies the holders of the Preferred Shares may have at law or in equity, if an Excluded Redemption Event occurs and the holders of the Preferred Shares have provided the Company with a Holders' Excluded Redemption Event Notice, then the Company, at its option, shall either (A) pay to each holder of Preferred Shares the Redemption Price for each outstanding share of Preferred Stock held by such holder pursuant to and in accordance with Section 3(g) or (B) if:

                (i) the Excluded Redemption Event is pursuant to Section 3(h)(i), then immediately upon the occurrence of such an Excluded Redemption Event (and from time to time as applicable), the Fixed Conversion Price of the Preferred Shares shall be adjusted to either, at the option of the holders' of at least two-thirds (2/3) of the Preferred Shares then outstanding, as set forth in the Holders' Excluded Redemption Event Notice, (I) the lowest Closing Bid Price on any trading day during the period beginning on and including the date which is ten (10) trading days prior to the Issuance Date and ending on and including the earlier of (A) the date the Registration Statement is declared effective by the SEC and (B) the Conversion Date with respect to the Preferred Share for which this determination is being made, or (II) the Conversion Percentage in effect immediately prior to such Excluded Redemption Event shall be reduced by 25 percentage points;

                (ii) the Excluded Redemption Event is pursuant to Section 3(h)(ii), then at the option of the holders' of at least two-thirds (2/3) of the Preferred Shares then outstanding, as set forth in the Holders' Excluded Redemption Event Notice, either (A) the Company shall pay to each holder of Preferred Shares in redemption for such Preferred Shares an amount equal to the Liquidation Value within five (5) Business Days of the Company' receipt of the Holders' Excluded Redemption Event Notice, or (B) immediately upon the occurrence of such an Excluded Redemption Event (and from time to time as applicable), the Fixed Conversion Price of the Preferred Shares shall be adjusted to either, at the option of the holders as set forth in the Holders' Excluded Redemption Event Notice, (I) the lowest Closing Bid Price on any trading day during the period in excess of five (5) trading days (excluding any days during an Allowable Grace Period) that the Registration Statement lapses or is unavailable for sale of all Registrable Securities, or (II) the Conversion Percentage in effect immediately prior to such Excluded Redemption Event shall be reduced by 25 percentage points; or

                (iii) the Excluded Redemption Event is other than pursuant to
Section 3(h)(i) or 3(h)(ii), then at the option of the holders' of at least two-thirds (2/3) of the Preferred Shares then outstanding, as set forth in the Holders' Excluded Redemption Event Notice, either (A) the Company shall pay to each holder of Preferred Shares in redemption for such Preferred Shares an amount equal to the Liquidation Value within five (5) Business Days of the Company' receipt of the Holders' Excluded Redemption Event Notice, or (B) beginning on and including the first day following the receipt by the Company of a Holders' Excluded Redemption Event Notice, (I) the Company shall pay to each holder of Preferred Shares an Excluded Redemption Event Daily Payment (as defined below) on each day that such Excluded Redemption Event continues, provided, however, that the Company shall not be obligated to make an Excluded Redemption Event Daily Payment for more than 20 consecutive days with respect to a single Excluded Redemption Event, and (II) Conversion Percentage in effect immediately prior to such Excluded Redemption Event shall be reduced by 25 percentage points.

For purposes of Section 3(i)(iii) above, "EXCLUDED REDEMPTION EVENT DAILY PAYMENT" shall mean the payment to each holder of Preferred Shares, by the Company, of an amount in cash per Preferred Share equal to one percent (1%) of the Liquidation Value.

        (4)    Inability to Fully Convert.

               (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice or on the Maturity Date, the Company can not issue shares of Common Stock registered for resale under the Registration Statement (or which are exempt from the registration requirements under the 1933 Act pursuant to Rule 144(k) under the 1933 Act) for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the Exchange Cap, from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(f) and, with respect to the unconverted Preferred Shares, the holder, solely at such holder's option, can elect to:

                      (i) if the Company's inability to fully convert Preferred Shares is pursuant to Section 4(a)(z), require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(f); or

                      (ii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Preferred Shares that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice); or

               (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 4(a), a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, and
(ii) the number of Preferred Shares which cannot be converted. Such holder shall notify the Company of its election pursuant to Section 4(a) above by delivering written notice via facsimile to the Company.

               (c) Pro Rata Conversion and Redemption. In the event the Company receives a Conversion Notice, Notice of

Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer Upon Triggering Event from more than one holder of Preferred Shares on the same day and the Company can convert and/or redeem some, but not all, of the Preferred Shares pursuant to this Section 4, the Company shall convert and/or redeem from each holder of Preferred Shares electing to have Preferred Shares converted and/or redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being converted and redeemed at such time.

        (5) Conversion at the Company's Election. At any time or times during the period beginning on the Issuance Date and ending on and including the date which is two (2) years after the Issuance Date, the Company shall have the right, in its sole discretion, to require that any or all of such outstanding Preferred Shares be converted ("CONVERSION AT COMPANY'S ELECTION") at the Conversion Rate; provided that the Conditions to Conversion at the Company's Election (as set forth below) are satisfied. The Company shall exercise its right to Conversion at Company's Election by providing each holder of Preferred Shares written notice (by facsimile and overnight courier) ("NOTICE OF CONVERSION AT COMPANY'S ELECTION") at least ten trading days prior to the date selected by the Company for conversion ("COMPANY'S ELECTION CONVERSION DATE"). If the Company elects to require conversion of some, but not all, of such Preferred Shares, the Company shall convert an amount from each holder of Preferred Shares equal to such holder's pro rata amount (based on the number of such Preferred Shares held by such holder relative to the number of such Preferred Shares outstanding on the date of the Company's delivery of the Notice of Conversion at Company's Election) of all Preferred Shares the Company is requiring to be converted. The Notice of Conversion at Company's Election shall indicate (x) the number of Preferred Shares the Company has selected for conversion, (y) the Company's Election Conversion Date, which date shall be not less than ten or more than 30 trading days after each holder's receipt of such notice, and (z) each holder's pro rata share of outstanding Preferred Shares which the Company is requiring to be converted. All Preferred Shares selected for conversion in accordance with the provision of this Section 5 shall be converted as of the Company's Election Conversion Date in accordance with
Section 2 as if the holders of such Preferred Shares selected by the Company to be converted had given the Conversion Notice on the Company's Election Conversion Date. All holders of Preferred Shares shall thereupon and within two
(2) Business Days after the Company's Election Conversion Date surrender all Preferred Stock Certificates selected for conversion, duly endorsed for cancellation, to the Company. "CONDITIONS TO CONVERSION AT THE COMPANY'S ELECTION" means the following conditions: (i) on each day during the period beginning 60 trading days prior to the Company's Election Conversion Date and ending on and including the Company's Election Conversion Date, no Grace Period (as defined in Section 3(f) of the Registration Rights Agreement) shall be in effect and the Registration Statement shall have been effective and available for the sale of no less than 125% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of all outstanding Preferred Shares (without regard to any limitations on conversion herein or elsewhere), (B) the number of Warrant Shares then issuable upon exercise of all outstanding Warrants (without regard to any limitations on exercises), plus (C) the number of Conversion Shares and Warrant Shares that are then held by the holders of the Preferred Shares; (ii) on each day during the period beginning 60 trading days prior to the date of the Company's Election Conversion Date and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on The Nasdaq National Market or listed on The New York Stock Exchange, Inc. and is not suspended from trading;
(iii) on each day during the 20 consecutive trading days immediately preceding the Company's Election Conversion Date, the Closing Bid Price of the Common Stock is at least 150% of the Fixed Conversion Price as of the date which is eleven (11) trading days after the Fixed Conversion Price Trigger Date; (iv) during the period beginning on the Issuance Date of any Preferred Shares and ending on and including the Company's Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the Buyers on a timely basis as set forth in Section 2(e)(ii) of this Certificate of Designations; and (v) the Company otherwise has satisfied its obligations and is not in default under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion) into Common Stock pursuant to Section 2(a) on or prior to the date immediately preceding the Company's Election Conversion Date.

        (6) Redemption at the Company's Election Upon Change of Control. At any time or times on or after the date the Company publicly discloses a Change of Control Transaction, the Company shall have the right, in its sole discretion, to require that all of the outstanding Preferred Shares be redeemed ("REDEMPTION AT COMPANY'S ELECTION") at a price per Preferred Share equal to (1) 115% of the Liquidation Value (as defined in Section 11), provided that the Registration Statement shall have been effective and available for sale of all the Registrable Securities at all times during the 60 consecutive trading days immediately preceding the Company's Election Redemption Date (as defined below), or (2) if the Registration Statement is not effective and available for sale of all the Registrable Securities at all times during the 60 consecutive trading days immediately preceding the Company's Election Redemption Date, then the greater of (a) 115% of the Liquidation Value and (b) the product of (I) the Conversion Rate at such time, and (II) the Closing Bid Price on the date of the public announcement of such Change of Control Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made (x) after 12:00 p.m. Eastern Time, on such date or
(y) on a date on which the exchange or market on which the Common Stock is traded is closed (the "CHANGE OF CONTROL REDEMPTION PRICE"); provided that the Conditions to Redemption at the Company's Election (as set forth below) are satisfied. The Company shall exercise its right to Redemption at Company's Election by providing each holder of Preferred Shares written notice ("NOTICE OF REDEMPTION AT COMPANY'S ELECTION") after the public disclosure of a Change of Control Transaction and at least 10 trading days ("REDEMPTION AT COMPANY'S ELECTION NOTICE PERIOD") prior to the date of consummation of the Change of Control Transaction ("COMPANY'S ELECTION REDEMPTION DATE"). The Notice of Redemption at Company's Election shall indicate the anticipated Company's Election Redemption Date. If the Company has exercised its right of Redemption at Company's Election and the conditions to such Redemption at Company's Election have been satisfied, then all Preferred Shares outstanding at the time of the consummation of the Change of Control Transaction shall be redeemed as of the Company's Election Redemption Date by payment by the Company to each holder of Preferred Shares of the Change of Control Redemption Price concurrent with the closing of the Change of Control Transaction. All holders of Preferred Shares shall thereupon and within two (2) Business Days after the Company's Election Redemption Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all outstanding Preferred

Stock Certificates, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Change of Control Redemption Price with respect to any Preferred Shares concurrently with the closing of the Change of Control Transaction, then the Redemption at Company's Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. "CONDITIONS TO REDEMPTION AT THE COMPANY'S ELECTION" means the following conditions: (i) on each day during the period beginning 60 trading days prior to the date of the Company's Election Redemption Date and ending on and including the Company's Election Redemption Date, the Common Stock is designated for quotation on The Nasdaq National Market or listed on The New York Stock Exchange, Inc. and is not suspended from trading; (ii) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the Buyers on a timely basis as set forth in Section 2(e)(ii) of this Certificate of Designations; and (iii) the Company otherwise has satisfied its obligations and is not in default under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(a) on or prior to the date immediately preceding the Company's Election Redemption Date.

        (7) Redemption at the Company's Election Upon Decrease in Stock Price. In the event that at any time the Fixed Conversion Price immediately following a Pricing Period is less than 50% of the Fixed Conversion Price on the date immediately following the Adjustment Date (as defined in Section 2(b)(iii)) (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be redeemed ("COMPANY'S RESET REDEMPTION ELECTION") at the Liquidation Value ("COMPANY'S RESET REDEMPTION PRICE"); provided that the Conditions to the Company's Reset Redemption Election (as set forth below) are satisfied. The Company shall exercise the Company's Reset Redemption Election by providing each holder of Preferred Shares written notice ("NOTICE OF COMPANY'S RESET REDEMPTION ELECTION") on any date during the period beginning on and including the last day of a Pricing Period and ending on and including the date which is 20 days after the last day of such Pricing Period. The Notice of Company's Reset Redemption Election shall set forth the date on which the Company's Reset Redemption Election shall be consummated, which date shall be not less than 20 trading days and not more than 30 trading days after the date each holder of Preferred Shares receives the Company's Notice of Company's Reset Redemption Election (the "COMPANY'S RESET REDEMPTION DATE"). If the Company has exercised the Company's Reset Redemption Election and the Conditions to Redemption at the Company's Reset Redemption Election have been satisfied, then all Preferred Shares outstanding at the time of the Company's Reset Redemption Election shall be redeemed as of the Company's Reset Redemption Election Date by payment by the Company to each holder of Preferred Shares of the Company's Reset Redemption Price. All holders of Preferred Shares shall thereupon and within two
(2) Business Days after the Company's Reset Redemption Election Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all outstanding Preferred Stock Certificates, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Company's Reset Redemption Price with respect to any Preferred Shares, then the Company's Reset Redemption Election shall be null and void with respect to such

Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. "CONDITIONS TO REDEMPTION AT THE COMPANY'S RESET REDEMPTION ELECTION" means the following conditions: (i) on each day during the period beginning 20 trading days prior to the Company's Election Redemption Date and ending on and including the Company's Election Redemption Date, no Grace Period (as defined in Section 3(f) of the Registration Rights Agreement) shall be in effect and the Registration Statement shall have been effective and available for the sale of no less than 125% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of all outstanding Preferred Shares (without regard to any limitations on conversion herein or elsewhere),
(B) the number of Warrant Shares then issuable upon exercise of all outstanding Warrants (without regard to any limitations on exercises), plus (C) the number of Conversion Shares and Warrant Shares that are then held by the holders of the Preferred Shares; (ii) on each day during the period beginning 20 trading days prior to the date of the Company's Election Redemption Date and ending on and including the Company's Election Redemption Date, the Common Stock is designated for quotation on The Nasdaq National Market or listed on The New York Stock Exchange, Inc. and is not suspended from trading; (iii) during the period beginning on the first Issuance Date of any Preferred Shares and ending on and including the Company's Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the Buyers on a timely basis as set forth in Section 2(f)(ii) of this Certificate of Designations; (iv) the Company otherwise has satisfied its obligations and is not in default under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement; and (vi) during the period beginning on the Issuance Date and ending on and including the Company Election Redemption Date, there shall not have occurred a Major Transaction or the announcement of a pending or proposed Major Transaction. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion) into Common Stock pursuant to Section 2(a) on or prior to the date immediately preceding the Company's Election Redemption Date.

        (8) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted or redeemed.

        (9) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions); provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible. The initial number of shares of Common Stock reserved for conversion of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holder.

        (10) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

        (11) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) $10,000 and
(ii) the Additional Amount (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

        (12)   Preferred Rank; Participation.

               (i) All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is senior to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Delaware containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

               (ii) Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

        (13) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

        (14) Limitation on Number of Conversion Shares. Notwithstanding any other provision herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon Conversion of the Preferred Shares (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of The Nasdaq Stock Market, Inc., except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by applicable rules and regulations of The Nasdaq Stock Market for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation

Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

        (15) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation that would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, or (b) any issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

        (16) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

        (17) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

        (18) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the initial holders of the Preferred Shares and shall not be construed against any person as the drafter hereof.

        (19) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof (except to the extent that such power, right or privilege must, in accordance with the terms of this Certificate of Designations, be exercised within a specified period of time and such period of time has lapsed without such power, right or privilege being exercised), nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        (20) Notices. Any notice required to be delivered pursuant to the terms of this Certificate of Designations shall be delivered, unless otherwise provided in this Certificate of Designations, in accordance with the terms, and subject to the notice provisions of, the Securities Purchase Agreement.


                                   * * * * * *

        IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Steven Markman, its President and Chief Executive Officer, as of March 30, 1999.

                               GENERAL MAGIC, INC.

                               By:  /s/ STEVEN MARKMAN
                                    --------------------------------------
                               Name:  Steven Markman
                               Its:  President and Chief Executive Officer

                                    EXHIBIT I

                               GENERAL MAGIC, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $.001 per share (the "PREFERRED SHARES"), of General Magic, Inc., a DELAWARE corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $.001 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

        Date of Conversion:  __________________________________________________

        Number of Preferred Shares to be converted: _____________

        Stock certificate no(s). of Preferred Shares to be converted: _________

Please confirm the following information:

        Conversion Price:                ______________________________________

        Number of shares of Common Stock
        to be issued:                    ______________________________________

        Is the alternative Conversion Price being relied on pursuant to Section 2(d)(iii) of the Certificate of Designations? (check one) YES _____ NO
        _____

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

        Issue to:                           ___________________________________
                                            ___________________________________
                                            ___________________________________
        Facsimile Number:                   ___________________________________

        Authorization:                      ___________________________________

                                            By: _______________________________
                                            Title: ____________________________

        Dated:                               __________________________________

        Account Number:
          (if electronic book entry transfer): ________________________________

        Transaction Code Number
          (if electronic book entry transfer): ________________________________

        THIS NOTICE MUST BE DELIVERED TO COMPANY AND TRANSFER AGENT.